Exhibit 99.1

Acadia Realty Trust Reports Second Quarter 2012 Operating Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--July 24, 2012--Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended June 30, 2012. All per share amounts are on a fully diluted basis.

Second Quarter 2012 Highlights

Earnings

●	Funds from operations (“FFO”) of $0.27 per share for second quarter 2012

●	Earnings per share (“EPS”) from continuing operations of $0.14 for second quarter 2012

Core Portfolio – Acquisitions and Strong Portfolio Performance

●	During and subsequent to the second quarter, closed on four acquisitions in Chicago, Washington D.C. and New York (SoHo and Long Island) aggregating $81.2 million

●	Same store net operating income (“NOI”) for the second quarter up 4.9% compared to 2011; excluding the impact of re-anchoring activities, same store NOI increased 3.8%

●	June 30, 2012 physical portfolio occupancy of 92.6%; including leased space not yet open, leased occupancy was 94.6%

Opportunity Funds – Fund IV Commenced

●	During the quarter, completed the initial closing for Fund IV which is expected to ultimately range between $500.0 million to $550.0 million of total equity commitments

●	As previously announced, Fund III closed on a $31.5 million acquisition in Chicago during the second quarter

●	Fund III sold the ShopRite at Orchard Center (“White Oak Shopping Center”) during the second quarter for $13.8 million

●	During the quarter, Fund I sold the Tarrytown Shopping Center for $12.8 million

●	Fund II received a $2.3 million distribution from its Albertson’s investment during the second quarter

Balance Sheet – Match-Funding Core and Fund Acquisitions

●	Raised $46.8 million of net proceeds during second quarter 2012 from the at-the-market (“ATM”) equity program to fund acquisitions

●	Core portfolio debt net of cash on hand (“Net Debt”) to EBITDA ratio of 4.9x at June 30, 2012; 5.3x including pro-rata share of Opportunity Funds

●	Combined Net Debt to Total Market Capitalization of 28% at June 30, 2012

Second Quarter 2012 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended June 30, 2012 were $12.2 million and $6.5 million, respectively, as compared to $9.6 million and $4.2 million, respectively, for the quarter ended June 30, 2011. For the six months ended June 30, 2012, FFO and Net Income from Continuing Operations were $21.5 million and $10.5 million, respectively, compared to $23.2 million and $12.4 million, respectively, for the six months ended June 30, 2011.

Earnings for the quarters and six months ended June 30, 2012 and 2011, on a per share basis, were as follows:

	Quarters ended June 30,			Six Months ended June 30,
	2012	2011	Variance	2012	2011	Variance
FFO per share	$0.27	$0.23	$0.04	$0.48	$0.56	$(0.08)
EPS from continuing operations	$0.14	$0.10	$0.04	$0.24	$0.31	$(0.07)
EPS from discontinued operations	$0.01	$0.64	$(0.63)	$0.01	$0.67	$(0.66)
EPS	$0.15	$0.74	$(0.59)	$0.25	$0.98	$(0.73)

The following significant items contributed to the above variances in EPS from continuing operations:

	Variance
	2012 v. 2011
	Quarter	Six Months
Income from 2011/2012 acquisitions and redevelopment projects	$0.04	$0.06
Gain on sale of White Oak Shopping Center	0.02	0.02
Promote income on sale of Fund I asset	0.01	0.01
2012 acquisition costs	(0.01)	(0.02)
2011 additional mortgage interest income	(0.03)	(0.09)
2011 gain on extinguishment of debt	--	(0.04)
Other items, net	0.01	(0.01)
Total variance	$0.04	$(0.07)

EPS from discontinued operations of $0.67 for the six months ended June 30, 2011 was primarily attributable to a $0.8 million gain, net of noncontrolling interests’ share, on the sale of a Fund II leasehold interest at the Oakbrook Center during the first quarter 2011 and a $28.6 million gain from the sale of the Ledgewood Mall during the second quarter 2011.

Core Portfolio – $81.2 Million of Acquisitions Completed During the Quarter

Acadia’s core portfolio is comprised of properties that are owned in whole or in part by Acadia outside of its three opportunity funds (the “Funds”).

Asset Recycling and Acquisition Activity – Additional Investment in Urban/Street Retail

Year-to-date, Acadia has acquired a total of ten properties for $122.7 million. During and subsequent to the second quarter, Acadia acquired four properties aggregating $81.2 million as follows:

●
Chicago – As previously announced, during April 2012, Acadia acquired a single-tenant property at 930 North Rush Street, occupied by Lululemon and located in the Gold Coast neighborhood of Chicago, for $20.7 million.

●	New York (Long Island) – Acadia purchased a 96,000 square foot single-tenant (Kohl’s), net- leased property located in Westbury, New York for $27.3 million during May 2012.

●
Washington D.C. – During June 2012, the Company closed on a 57,000 square foot shopping center located on Rhode Island Avenue NE for $21.7 million. The property is anchored by a 25,000 square foot TJ Maxx and is adjacent to a Giant supermarket. The transaction, which was part of the Company’s previously announced 2011 Core acquisition pipeline, included the assumption of $16.5 million of existing debt.

●	New York (SoHo) – Acadia acquired a 4,800 square foot single-tenant, net-leased property (Paper Source) located at 83 Spring Street in the heart of SoHo for $11.5 million during July 2012.

Core Portfolio Anchor Recycling

As previously announced during 2011, Acadia commenced the re-anchoring of the Bloomfield Town Square, located in Bloomfield Hills, Michigan, and two former A&P supermarket locations located in the New York City metropolitan area (collectively, the “Re-anchoring Activities”). During the second quarter, the Company completed the Bloomfield Hills re-anchoring with Dick’s Sporting Goods, Ulta and Five Below now open and operating. Rent for a portion of the former A&P space that is leased at one location is expected to commence during the fourth quarter of 2012.

Occupancy and Same-Store NOI

At June 30, 2012, Acadia’s core portfolio occupancy was 92.6%, up 230 basis points from first quarter 2012, primarily as a result of the completion of the Bloomfield Hills re-anchoring. Including the former A&P square footage which is currently leased but not yet occupied as discussed above, the core portfolio is 94.6% leased. The remaining space anticipated to be leased in connection with the Re-anchoring Activities represents an additional 90 basis points of portfolio occupancy.

Core portfolio same-store NOI increased 4.9% for the second quarter 2012 over second quarter 2011. Excluding the impact of the Re-anchoring Activities, core portfolio same-store NOI increased 3.8% within the balance of the portfolio for second quarter 2012 compared to 2011.

Rent Spreads on New and Renewal Leases

Through June 30, 2012, the Company realized an increase in average rents of 7.4% in its core portfolio on 182,000 square feet of executed new and renewal leases. Excluding the effect of the straight-lining of rents, the Company experienced a decrease of 1.7% in average rents in its core portfolio.

Opportunity Funds – Fund IV Commences

Fund IV

To date, the Company has closed on a total of $465.1 million of equity commitments for Fund IV which is expected to ultimately range between $500.0 million to $550.0 million of total equity. Acadia, which will co-invest 20% to 25% of the total equity, expects to complete the closings on the remaining equity during the third quarter 2012.

Fund III Acquisitions

As previously announced, during April 2012, Fund III closed on the Lincoln Park Centre for $31.5 million, which completed the previously announced $171.3 million of acquisitions under the 2011 Fund acquisition pipeline. The property is a 62,700 square foot re-anchoring project (former Border Books store) located in Lincoln Park’s Clybourn Corridor in Chicago, Illinois adjacent to the newly developed Apple store (not owned by Fund III). Current tenants include Bank of America, Carter’s, Mitchell Gold + Bob Williams and Sur La Table. The transaction included the assumption of $19.8 million of debt which bears interest at 5.85% and matures on December 31, 2013.

Dispositions

Fund III sold the ShopRite at Orchard Center (“White Oak Shopping Center”) during the second quarter for $13.8 million. Fund III had purchased this former A&P location during February 2011 for $9.8 million and subsequently re-anchored it with a ShopRite supermarket.

During the quarter, Fund I sold the Tarrytown Shopping Center for $12.8 million. Fund I had purchased this former Grand Union anchored center in 2004. Acadia earned $620,000 of Promote income in connection with this transaction.

Other Fund Activity

During the quarter, Fund II received a $2.3 million distribution from its Retailer Controlled Property Venture (“RCP”) investment in Albertson’s resulting in income of $0.3 million net of noncontrolling interests and income taxes.

Balance Sheet – Match-Funding Core and Fund Acquisitions; Maintaining Appropriate Leverage

During January 2012, the Company established an ATM equity program with an aggregate offering amount of up to $75.0 million of its Common Shares. To date, Acadia has used the net proceeds of these offerings primarily to fund the core and its share of the Fund acquisition activities as discussed above. To date, the Company has issued 2.9 million Common Shares, which generated net proceeds of $64.6 million.

Acadia continues to maintain a secure balance sheet with available liquidity and low leverage as evidenced by the following as of June 30, 2012:

●	The Company had total liquidity of $97.4 million, including $32.9 million of cash on hand and $64.5 million available under existing lines of credit, excluding the Funds’ cash and credit facilities

●	Core portfolio Net Debt to EBITDA ratio of 4.9x

●	Including the Company’s Core portfolio debt and pro-rata share of the Company’s Fund debt (“Combined”), a Net Debt to EBITDA ratio of 5.3x

●	Combined Net Debt to Total Market Capitalization of 28% and Combined Debt to Total Market Capitalization of 30%

●	Core portfolio fixed-charge coverage ratio of 3.3 to 1

●	Combined fixed-charge coverage ratio, including the core portfolio and the Company’s pro- rata share of the Funds, was 3.4 to 1

Outlook - Earnings Guidance for 2012

The Company reaffirms its previously announced 2012 FFO and EPS forecast. On a fully diluted basis, the Company forecasts that its 2012 annual FFO will range from $1.00 to $1.05 per share and 2012 EPS from $0.54 to $0.60 per share.

Management Comments

“We are pleased with our second quarter results as our team continued to create value through the two key components of our business: our core portfolio and external growth platform” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “In our core portfolio, we successfully completed the re-anchoring of Bloomfield Town Square - the first of three profitable re-anchoring projects in our pipeline. We also added $81 million of high-quality street and urban acquisitions to our core portfolio. With respect to our fund platform, not only have we made significant progress on our existing asset-level business plans, but in the second quarter we also launched Fund IV. This new fund will be capitalized with approximately $500 million of discretionary equity and provide approximately $1.5 billion of buying power to pursue opportunistic and value- add opportunities over the next three years. By implementing these initiatives, we believe that we are well positioned to deliver strong growth and create value for all our stakeholders.”

Investor Conference Call

Management will conduct a conference call on Wednesday, July 25, 2012 at 12:00 PM EDT to review the Company's earnings and operating results. The live conference call can be accessed by dialing 866-271-5140 (internationally 617-213-8893). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 73465860. The phone replay will be available through Wednesday, August 1, 2012.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, these properties through its core portfolio and three opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2012 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

(Financial Tables Follow)

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Six Months ended June 30, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
Revenues	2012	2011	2012	2011

Minimum rents	$32,717	$27,823	$62,829	$53,805
Percentage rents	47	45	290	223
Mortgage interest income	2,075	3,370	4,130	7,908
Expense reimbursements	6,277	5,507	12,056	10,757
Other property income	867	495	1,420	1,183
Management fee income	443	288	876	917
Total revenues	42,426	37,528	81,601	74,793
Operating expenses
Property operating	8,194	7,238	16,112	14,591
Real estate taxes	5,254	4,585	10,130	8,798
General and administrative	5,217	5,699	11,150	11,389
Depreciation and amortization	10,147	8,301	19,215	15,870
Total operating expenses	28,812	25,823	56,607	50,648

Operating income	13,614	11,705	24,994	24,145

Equity in earnings (loss) of unconsolidated affiliates	4,591	63	4,535	(85)
Other interest income	22	80	76	114
Interest expense and other finance costs	(8,747)	(8,855)	(17,333)	(17,758)
(Loss) gain on extinguishment of debt	--	(102)	--	1,571
Income from continuing operations before Income taxes	9,480	2,891	12,272	7,987
Income tax provision	1,039	233	1,234	495
Income from continuing operations	8,441	2,658	11,038	7,492

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Six Months ended June 30, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2012	2011	2012	2011
Discontinued operations:
Operating income from discontinued operations	67	732	293	1,628
Impairment of asset	--	(6,925)	--	(6,925)
Gain on sale of property	2,668	28,576	2,668	32,498
Income from discontinued operations	2,735	22,383	2,961	27,201
Net income	11,176	25,041	13,999	34,693
(Income) loss attributable to noncontrolling interests:
Continuing operations	(1,924)	1,562	(561)	4,886
Discontinued operations	(2,413)	3,631	(2,589)	78
Net (income) loss attributable to noncontrolling interests	(4,337)	5,193	(3,150)	4,964

Net income attributable to Common Shareholders	$6,839	$30,234	$10,849	$39,657

Supplemental Information
Income from continuing operations attributable to Common Shareholders	$6,517	$4,220	$10,477	$12,378
Income from discontinued operations attributable to Common Shareholders	322	26,014	372	27,279
Net income attributable to Common Shareholders	$6,839	$30,234	$10,849	$39,657

Net income attributable to Common Shareholders per
Common Share – Basic
Net income per Common Share – Continuing operations	$0.14	$0.10	$0.24	$0.31
Net income per Common Share – Discontinued operations	0.01	0.65	0.01	0.67
Net income per Common Share	$0.15	$0.75	$0.25	$0.98
Weighted average Common Shares	44,245	40,334	43,491	40,326
Net income attributable to Common Shareholders per
Common Share – Diluted 2
Net income per Common Share – Continuing operations	$0.14	$0.10	$0.24	$0.31
Net income per Common Share – Discontinued operations	0.01	0.64	0.01	0.67
Net income per Common Share	$0.15	$0.74	$0.25	$0.98
Weighted average Common Shares	44,674	40,633	43,910	40,607

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Six Months ended June 30, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income attributable to Common Shareholders	$6,839	$30,234	$10,849	$39,657

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	5,653	4,597	10,481	9,055
Unconsolidated affiliates	389	381	781	734
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	(213)	(28,576)	(213)	(29,360)
Unconsolidated affiliates	(609)	--	(609)	--
Impairment of asset 5	--	2,616	--	2,616
Income attributable to noncontrolling interests’ in Operating Partnership	101	362	164	477
Distributions – Preferred OP Units	5	5	10	10
Funds from operations	$12,165	$9,619	$21,463	$23,189
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	45,317	41,104	44,555	41,075
Funds from operations, per share	$0.27	$0.23	$0.48	$0.56

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters and Six Months ended June 30, 2012 and 2011 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended		For the Six Months ended
	June 30,		June 30,
	2012	2011	2012	2011

Operating income	$13,614	$11,705	$24,994	$24,145

Add back:
General and administrative	5,217	5,699	11,150	11,389
Depreciation and amortization	10,147	8,301	19,215	15,870
Less:
Management fee income	(443)	(288)	(876)	(917)
Mortgage interest income	(2,075)	(3,370)	(4,130)	(7,908)
Straight line rent and other adjustments	(2,785)	(3,407)	(4,978)	(5,179)

Consolidated NOI	23,675	18,640	45,375	37,400

Noncontrolling interest in NOI	(6,954)	(5,266)	(13,635)	(10,785)
Pro-rata share of NOI	$16,721	$13,374	$31,740	$26,615

SELECTED BALANCE SHEET INFORMATION
	As of
	June 30, 2012	December 31, 2011
	(dollars in thousands)

Cash and cash equivalents	$66,463	$89,812
Rental property, at cost	1,457,723	1,241,600
Total assets	1,854,264	1,653,319
Notes payable	854,854	780,580
Total liabilities	954,798	884,010

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights For the Quarters and Six Months ended June 30, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 618 and 471 OP Units into Common Shares for the quarters ended June 30, 2012 and 2011, respectively and 620 and 469 OP Units into Common Shares for the six months ended June 30, 2012 and 2011, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and six months ended June 30, 2012 and 2011. In addition, diluted FFO also includes the effect of 428 and 275 employee share options, restricted share units and LTIP units for the quarters ended June 30, 2012 and 2011, respectively and 419 and 256 employee share options, restricted share units and LTIP units for the six months ended June 30, 2012 and 2011, respectively.

5 Reflects the exclusion of an impairment of depreciable real estate that was previously included in FFO for the quarter and six months ended June 30, 2011.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100